For Immediate Release

Earl O. Bradley, III
Phone: 931-552-6176
Bonita H. Spiegl
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
REPORTS THIRD QUARTER 2011 RESULTS

Clarksville, Tennessee.  November 10, 2011.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Advantage Bank (the “Bank”), today announced its results of operations for the three and nine months ended September 30, 2011.  The Company’s net income for the three months ended September 30, 2011, was $526,000 compared to $472,000 for the same period in 2010.  For the nine months ended September 30, 2011 net income was $1.4 million compared to net income of $1.1 million for the nine months ended September 30, 2010.

Basic earnings per share for the three months ended September 30, 2011 was $0.13 compared to $0.11 for the three months ended September 30, 2010.  Diluted earnings per share for the three months ended September 30, 2011 amounted to $0.12 compared to $0.11 for the three months ended September 30, 2010.  Basic earnings per share for the nine months ended September 30, 2011 was $0.33 compared to $0.26 for the nine months ended September 30, 2010.  Diluted earnings per share for the nine months ended September 30, 2011 amounted to $0.31 compared to $0.26 for the nine months ended September 30, 2010.

Earl O. Bradley, III, Chief Executive Officer, said, “I am pleased to announce that our net income has grown by 21.2% when comparing the first nine months of 2011 to the same period last year, particularly given the uncertain environment in which banks continue to operate.  Our earnings growth has primarily been fueled by the improvement in our net interest margin from 3.80% to 4.16% in twelve months.  Our management team will continue to focus on asset quality and prudent balance sheet strategies as we strive to build value for our shareholders and serve our community.”

Bradley continued, “We are excited that we have begun the process of implementing our new name, First Advantage Bank.  The implementation process has given us an opportunity to revisit our vision and to refine our branding and is a representation of our aggressive vision for the future.   We have developed a new look which is fresh and indicative of our intention to be the most innovative and progressive institution in this area and to offer the very best experience to our customers.   We have adopted a new statement which, combined with our new name, clearly defines our vision:  First Advantage Bank - Not just a bank … your trusted financial partner since 1954.”

The Bank has launched a redesigned website www.firstadvantagebanking.com which features a new look, additional information and features.  Although the name and look have changed, the Bank remains the same company, with no changes in ownership, management or directors.  The change in the Bank’s name will not impact customers’ accounts.  Account numbers will remain the same.  Existing debit cards and checks will continue to be processed normally.  Customers do not need to take any action as a result of the name change.  The Bank will continue to use the same phone numbers and mailing addresses.  The Bank’s deposits are insured by the FDIC up to the applicable legal limits.

Capital

The Bank continues to maintain its favorable capital position and is categorized as “well-capitalized” by regulatory standards.  At September 30, 2011, the Bank’s total risk-based capital and tier one capital to risk-weighted assets ratios were 19.77% and 18.72%, respectively, and its tier one capital to adjusted total assets ratio was 13.97%.  The minimum ratios required to be categorized as “well capitalized” by regulatory standards are 10.00% for total risk-based capital, 6.00% for tier one capital to risk-weighted assets and 5.00% for tier one capital to adjusted total assets.

Dividend Declared

As previously announced, the Board of Directors of the Company, at its October 19, 2011 meeting, declared a quarterly cash dividend of $0.05 per common share. The dividend is payable on or about November 14, 2011 to stockholders of record as of the close of business on November 1, 2011.

Net Interest Income

Net interest income increased $209,000, or 6.6%, to $3.4 million for the three months ended September 30, 2011 compared to $3.2 million for the three months ended September 30, 2010, due primarily to reduced interest expense of $241,000, or 19.9%.  Net interest income increased $857,000, or 9.2%, to $10.2 million for the nine months ended September 30, 2011 compared to $9.3 million for the nine months ended September 30, 2010, due primarily to a reduction in interest expense of $856,000, or 22.2%.  The decrease in interest expense for both the three- and nine-month periods ended September 30, 2011 was primarily driven by lower rates paid to customers on interest-bearing deposits as higher rate, fixed term deposits matured and as market rates declined on interest-bearing transaction accounts.  The net interest margin was 4.03% for the three months ended September 30, 2011 compared to 3.80% for the three months ended September 30, 2010.  The net interest margin was 4.16% for the nine months ended September 30, 2011 compared to 3.80% for the nine months ended September 30, 2010.

The average balances of interest earning assets increased slightly to $332.7 million for the three months ended September 30, 2011 compared to $330.9 million for the same period in 2010, as the average rate earned on these assets decreased by six basis points for the same comparable periods.  The average loan balances increased by 3.9% in the three month period ended September 30, 2011 compared to the three month period ended September 30, 2010, and average balances of investments available for sale decreased by 8.9% for the same comparable periods.   The average balances of interest earning assets fell slightly to $326.6 million for the nine months ended September 30, 2011 compared to $327.2 million for the same period in 2010, as the average rate earned on these assets remained relatively unchanged over the same periods.   Average loan balances increased by 6.1% for the nine month period ended September 30, 2011 compared to the nine month period ended September 30, 2010, and average balances of investments available for sale decreased by 17.0% for the same comparable periods.

Credit Quality

The Company recorded a provision for loan losses of $235,000 for the three months ended September 30, 2011 compared to $248,000 for the three months ended September 30, 2010.   A provision for loan losses of $723,000 was recorded for the nine months ended September 30, 2011 compared to $707,000 for the nine months ended September 30, 2010.   The increase in the provision was due to the growth of the total loan portfolio, an increase in classified loans, and prolonged weakened general economic conditions.

Non-performing assets totaled $3.7 million, or 1.03% of total assets, at September 30, 2011 compared to $3.4 million, or 0.99% of total assets, at September 30, 2010.   There was a 49.5% increase in the level of classified assets from $7.6 million at September 30, 2010 to $11.3 million at September 30, 2011 primarily due to downgrades in the construction and multi-family/nonresidential portfolios.  Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Non-Interest Income and Non-Interest Expense

Total non-interest income decreased by $55,000, or 7.9%, to $642,000 for the three months ended September 30, 2011 compared to $697,000 for the three months ended September 30, 2010.  Total non-interest income decreased $164,000, or 7.9%, to $1.9 million for the nine months ended September 30, 2011 compared to $2.1 million for the nine months ended September 30, 2010.  The decline in total non-interest income for the three months and nine months ended September 30, 2011 was primary due to a decline in net gains on sales of mortgage loans held for sale. This negative impact to non-interest income was partially offset by a $28,000 and $34,000 increase in service charges on deposit accounts for both the three and nine months ended September 30, 2011, respectively, compared to the three and nine months ended September 30, 2010.

Total non-interest expense increased $55,000, or 1.9%, to $2.9 million for the three months ended September 30, 2011 as compared to the same period in 2010.  Total non-interest expense increased $435,000, or 5.0%, to $9.1 million for the nine months ended September 30, 2011 as compared to the same period in 2010.  The increase was primarily due to increases in professional fees and marketing expense, which were primarily attributable to, in both periods, our rebranding efforts associated with the change of the Bank’s name in anticipation with its proposed conversion from a federally-chartered savings bank to a state-chartered bank.  These increases in non-interest expense were partially offset by a decrease in loan collection and repossession expense during the three and nine months ended September 30, 2011 compared to the three and nine months ended September 30, 2010.

The provision for income taxes for the three and nine months ended September 30, 2011 was $333,000 and $861,000, respectively, resulting in an increase of $58,000 and $2,000 from the comparable three and nine month periods ended September 30, 2010.

Selected Balance Sheet Data

Total assets were $358.5 million at September 30, 2011 compared to $344.9 million at September 30, 2010, an increase of $13.6 million or 4.0%.  Total loans were $245.5 million at September 30, 2011, an increase of $12.6 million, or 5.4%, compared to September 30, 2010.  Total liabilities were $291.1 million at September 30, 2011 compared to $277.7 million at September 30, 2010, an increase of $13.4 million or 4.8%.  Total deposits at September 30, 2011 were $228.9 million, an increase of $7.9 million or 3.6% compared to September 30, 2010.

Total stockholders’ equity was $67.4 million at September 30, 2011 compared to $67.2 million at September 30, 2010.   The average common shareholder’s equity to average assets decreased slightly to 19.39% for the three months ended September 30, 2011 compared to 19.55% for the three months ended September 30, 2010.   The average common shareholder’s equity to average assets was 19.62% for the nine months ended September 30, 2011 compared to 19.94% for the nine months ended September 30, 2010.

About First Advantage Bancorp

Opened in 1954, First Advantage Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Advantage Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstadvantagebanking.com.  First Advantage Bancorp’s common stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements
Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Advantage Bank’s market area, changes in real estate market values in First Advantage Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30		September 30		December 31,
SELECTED FINANCIAL CONDITION DATA:	2011	2010	2011	2010	2010

END OF PERIOD BALANCES
Assets			$358,496	$344,854	$345,252
Available-for-sale securities, at fair value			71,947	71,925	74,214
Loans, gross			245,469	232,833	241,995
Allowance for loan losses			4,090	3,075	3,649
Deposits			228,851	220,969	219,504
FHLB advances and other borrowings			58,044	54,004	54,215
Common shareholders' equity			67,444	67,154	66,727

AVERAGE BALANCES
Assets	$349,612	$347,742	$344,018	$345,802	$345,571
Earning assets	332,678	330,927	326,589	327,168	327,544
Investment securities	69,231	76,015	69,548	83,833	81,163
Other investments	23,635	24,212	15,999	16,246	16,944
Loans, gross	239,812	230,700	241,042	227,089	229,437
Deposits	225,610	220,735	220,726	218,293	219,018
FHLB advances and other borrowings	53,356	54,861	53,131	54,657	54,323
Common shareholders' equity	67,795	67,969	67,499	68,945	68,487

SELECTED OPERATING RESULTS:
Interest and dividend income	$4,350	$4,382	$13,157	$13,156	$17,571
Interest expense	970	1,211	2,996	3,852	4,999
Net interest income	3,380	3,171	10,161	9,304	12,572
Provision for loan losses	235	248	723	707	1,334
Net interest income after provision for loan losses	3,145	2,923	9,438	8,597	11,238
Noninterest income	642	697	1,904	2,068	2,738
Noninterest expense	2,928	2,873	9,111	8,676	11,312
Income before income tax expense	859	747	2,231	1,989	2,664
Income tax expense	333	275	861	859	968
Net income	$526	$472	$1,370	$1,130	$1,696
Basic net income per common share	$0.13	$0.11	$0.33	$0.26	$0.40
Diluted net income per common share	0.12	0.11	0.31	0.26	0.39
Dividends paid per common share	0.05	0.05	0.15	0.15	0.20
Book value per common share - basic	16.62	16.34	16.62	16.34	16.24
Common shares outstanding	4,058,748	4,108,933	4,058,748	4,108,933	4,107,818
Basic weighted average common shares outstanding	4,071,884	4,161,187	4,095,070	4,322,544	4,259,064
Diluted weighted average common shares outstanding	4,404,525	4,200,300	4,439,465	4,360,368	4,295,093

SELECTED ASSET QUALITY
Net charge-offs	$223	$158	$215	$445	$498
Classified assets			11,294	7,556	8,461
Nonperforming loans			2,924	2,943	2,985
Nonperforming assets			3,684	3,419	3,116
Total nonperforming loans to total loans			1.19%	1.26%	1.23%
Total nonperforming loans to total assets			0.82%	0.85%	0.86%
Total nonperforming assets to total assets			1.03%	0.99%	0.90%

SELECTED RATIOS (quarterly and year-to-date ratios annualized)
Return on average assets	0.60%	0.54%	0.53%	0.44%	0.49%
Return on average common shareholders' equity	3.08%	2.74%	2.71%	2.19%	2.48%
Average common shareholders' equity to average assets	19.39%	19.55%	19.62%	19.94%	19.82%
Net interest margin	4.03%	3.80%	4.16%	3.80%	3.84%